PLEDGE AGREEMENT

     Agreement dated as of September 25, 1997 between Paine Webber Incorporated ("Broker") The Prudential Series Fund, Inc., ("Customer" or the "Fund") "), a registered investment company pursuant to the Investment Company Act of 1940, on behalf of each of the individuals portfolios set forth on Schedule A annexed hereto, and Investors Fiduciary Trust Company ("IFTCM) ("Bank") (Customer, Broker and Bank are hereinafter collectively known as the "Parties").

     WHEREAS, by a Customer Agreement (the "Customer Agreement") dated as of September 25, 1997, Customer has opened a trading account ("Trading Account") with Broker, a registered Futures Commission Merchant, for the purpose of trading futures contracts ("Futures Contracts") and options on Futures Contracts ("Options") traded on domestic and foreign exchanges (such Options and Futures Contracts being referred to individually as a "Contract" and collectively as "Contracts"), to take positions for the Fund; and

     WHEREAS, the rules and regulations of the Chicago Mercantile Exchange, the Chicago Board of Trade, the Commodity Futures Trading Commission and such other domestic and foreign exchanges on which Broker may effect, or cause to be effected, Contract transactions for Customer (each an "Exchange"; together the "Exchanges"), may require Customer to deposit with Broker certain collateral; and

     WHEREAS, Prudential Mutual Fund Management, LLC ("PMF"), an indirect, wholly-owned subsidiary of The Prudential Insurance Company of America ("Prudential"), the investment manager of the Fund pursuant to the Management Agreement between the Fund and PMF, has entered into a Sub-Advisory Agreement with The Prudential Investment Corporation ("PlC"), a wholly-owned subsidiary of Prudential, pursuant to which PlC furnishes investment advisory services to the Fund; and

     WHEREAS, Bank is a portfolio securities custodian for Customer pursuant to the Custodian Agreement between Customer and Bank ("Custodian Agreement"); and

     WHEREAS, Broker understands that Customer and Bank hereby agree that Bank will open and maintain such custody account on behalf of the portfolios of Customer set forth on Schedule A or accounts as Customer in writing may direct, such accounts to be subject to the terms of this Pledge Agreement among the Parties ("Pledge Account").

     NOW, THEREFORE, it is agreed as follows:

     1.   As used herein the following terms shall have the following meanings:

          "Initial Margin" means the minimum margin required by Broker, in its sole discretion to enter into a Futures Contract or to sell Options as required by any Exchange on which transactions are effected by Broker as broker for Customer or by Broker, in its sole discretion.

          "Instructions from Broker" means a request, direction or certification in writing signed in the name of Broker by a person authorized to sign for Broker as certified in writing to Bank by an officer of Broker. Such instructions shall be delivered by hand or transmitted via facsimile machine.

          "Instructions from Customer" means a request, direction or certification in writing signed in the name of Customer by a person authorized to sign for Customer and hand-delivered to Bank or transmitted to it by a facsimile sending device except that instructions to transfer cash or U.S. Government securities to or from each Pledge Account may be given by telephone and thereafter confirmed in writing.

          "Notice by Bank to Broker" means notice by Bank via telephone or by a facsimile sending device, to any person designated by Broker in writing as eligible to receive such notice.

          "Notice by Broker to Customer" or "Notice by Bank to Customer" means notice via telephone or in writing delivered to Customer or transmitted to it by a facsimile sending device by Broker or by Bank, respectively, to any person designated by Customer in writing as eligible to receive such notice. When notice is given pursuant to paragraphs 10 (B), (C) and (D) hereof, telephone notice must be followed by a hand-delivered notice or facsimile notice on the same day that telephone notice is given.

          "Notice by Broker to Bank" means notice by Broker via telephone or in writing delivered to Bank or transmitted to it by a facsimile sending device, to the individual designated by Bank in Section 15 hereof or such other officer of Bank as shall be communicated to the other parties in writing.

          "One Business Day" means a period commencing at the time the required notice has been given on a day on which Customer, Bank and Broker are open for business and concluding at the same time on the next following day that Customer, Broker and Bank are open for business.

     2. Customer will give Instructions from Customer to open and maintain Pledge Accounts, as the same may be amended from time to time, for Broker as pledgee of Customer with respect to the Trading Account. The Pledge Account shall be entitled "Paine Webber Incorporated Customer Segregated Account ________ for the benefit of The Prudential Series Fund, Inc. with respect to Contracts traded on domestic exchanges, and "Paine Webber Incorporated Customer 30.7 Secured Account, for the benefit of the Prudential Series Fund, Inc." with respect to Contracts traded on foreign exchanges. In connection with such Contracts traded on any foreign board of trade, Customer acknowledges that it has received, understands and agrees to the terms of the CFTC Subordination Agreement separately furnished by Broker to Customer.

          Each Pledge Account is a segregated account or a secured amount account, as applicable, within the meaning of the Commodity Exchange Act, as amended, and regulations promulgated by the Commodity Futures Trading Commission pursuant thereto ("Regulations"), and securities and other property deposited therein will be held by Bank in accordance therewith. For purposes of Section 1.20 and Section 30.7 of the Regulations, as applicable Bank acknowledges that the funds and securities deposited in each Pledge Account are those of "a commodity or options" Customer of Broker. In connection with trading Contracts on any foreign board of trade, Customer acknowledges that it has received, understands and agrees to the terms of the Subordination Agreement pursuant to the Regulations separately furnished by Broker to Customer.

     3. Customer shall deposit in each Pledge Account cash, U.S. Government securities, any combination thereof, or with the consent of Broker (not to be unreasonably withheld), other securities which are acceptable under the rules of the relevant Exchange (collectively, "Collateral") in the amount of Initial Margin required with respect to any Contract for the Trading Account for which the Pledge Account is maintained. In the case of Initial Margin in connection with Options written by Customer, such margin shall be increased or reduced daily in accordance with the requirements of the Exchange on which the Options were sold. Such Collateral shall be maintained in the Pledge Account until termination or satisfaction of the related Futures Contract or Option. Customer may deposit, or maintain on deposit, Collateral in the Pledge Account in excess of Initial Margin or Variation Margin requirements ("Excess Funds"). Customer shall bear all risk and cost in respect of the conversion of currencies incident to transactions effected in a foreign currency on behalf of Customer, including any loss arising as result of a fluctuation in the relevant exchange rate. In determining whether Collateral is sufficient to satisfy Initial Margin requirements, U.S. Government securities will be valued at market value ("Value") less any applicable regulatory haircuts.

     4.   Collateral held in the Pledge Account:

          (I) will be held by Bank subject to the terms and conditions of the Custodian Agreement and this Agreement. This Agreement shall be controlling with respect to the Pledge Account in the event of conflicting provisions;

          (ii) may be released, transferred or sold only in accordance with the terms of this Agreement; and

          (iii) except as otherwise provided herein, shall not be made available to Broker or to any person claiming through Broker, including creditors of Broker.

          Customer hereby grants to Broker a continuing security interest in the Collateral and the proceeds thereof subject to the terms and conditions of this Agreement, which security interest will terminate at the release of the Collateral by Broker as provided herein. The Collateral shall at all times remain the property of Customer subject only to the interest and rights therein of Broker as pledgee and secured party thereof as provided in this Agreement.

     5. Other than pursuant to paragraph 10 hereof, Collateral shall only be transferred or released from any Pledge Account upon both (x) Instructions from Broker and (y) Instructions from Customer.

     6. Customer may substitute as Collateral U.S. Government securities or cash of equal or greater Value. Upon request from Customer identifying Collateral to be substituted and consent thereto by Broker, Broker agrees to give Instructions from Broker to Bank to release from a Pledge Account cash or U.S. Government securities of an equal Value, or such lesser amount as may be directed by Customer, only upon and after receipt of substitute Collateral.

     7. Broker shall promptly notify Customer of the amount of any Excess Funds in a Pledge Account. Upon request of Customer and with the consent of Broker, Broker shall give Instructions from Broker to Bank to release cash or U.S. Government securities selected by Customer, the Value of which in the aggregate does not exceed the amount of any such Excess Funds.

     8. Interest on U.S. Government securities held in any Pledge Account will be credited by Bank in Federal funds to the Fund's custody account (but not to the Pledge Account) on the date that such funds are received. Amounts due on U.S. Government securities which mature or are redeemed will be credited to the Pledge Account in Federal funds on the date funds are received.

     9. Bank shall promptly give Notice by Bank to Customer, and Notice by Bank to Broker, via facsimile sending device, of each transfer into or out of a Pledge Account and shall mail to both written confirmation thereof.

     10. Broker shall have access to the Collateral only in accordance with the following:

          (A) Unless a shorter notice period is required by the Exchange on which the futures positions are carried, or Broker specifies a shorter period in the event Broker considers it necessary, in its sole and absolute discretion, for its protection, if Notice by Broker to Customer is given that additional margin is required due to variation in the value of one or more outstanding Futures Contracts purchased or sold for Customer or assigned to Customer as a result of exercise of Options written by Customer ("Variation Margin") prior to 11:30 a.m. New York time on a day on which Customer is open for business, which Variation Margin shall first have been satisfied from any amounts currently credited to Customer's Trading Account with Broker in connection with which the Variation Margin is required, Customer shall transfer to Broker such Variation Margin not later than the end of the Business Day on which such notice was given. Unless a shorter period of time is required or specified as referenced above, if Notice by Broker to Customers is given of the requirement for Variation Margin subsequent to 11:30 a.m. but prior to 4:00 p.m. New York time, Customer shall cause such Variation Margin to be transferred to Broker not later than 11:30 a.m. New York time the next succeeding Business Day. Notice by Broker to Customer of the receipt of Variation Margin shall be given promptly in writing.

          (B) If Broker receives an intra-day Variation Margin call from any Exchange on which transactions were effected by Broker as Broker for Customer, Broker will immediately make the determination set forth in paragraph (A) above, and will promptly notify Customer of the need for additional Variation Margin. In such event, Customer shall immediately provide such additional Variation Margin to Broker.

          (C) If Broker has not received the requested Variation Margin within the time period specified in paragraph (A) above, then Notice by Broker to Customer of the failure to receive the Variation Margin shall be given immediately.

          (D) If Broker does not receive the Variation Margin within the time period specified in paragraph (A) above, then Broker may give (i) Notice by Broker to Bank of Customer's failure to provide Variation Margin and the amount of Variation Margin required, and
               (ii) Notice by Broker to Customer that such Notice has been given to Bank. Immediately upon receipt of Notice by Broker to

               Bank, Bank shall give Notice by Bank to Customer of its receipt of such Notice by Broker.

          (E) If Customer has failed to transfer the required Variation Margin to Broker within the time period specified in paragraph (A) above, Broker may give Instructions from Broker to Bank to transfer the Collateral to Broker and Broker may sell such Collateral from the Pledge Account relating to the Trading Account in which the Variation Margin is required as necessary to provide for payment to Broker of the amount of Variation Margin that Broker shall have specified in the Notice in accordance with the provisions of the Customer Agreement With respect to Collateral in the form of cash, Broker may give Instructions from Broker to Bank to transfer cash immediately in the amount of the Variation Margin that Broker shall have specified in such Notice from such Pledge Account to the account of Broker. Bank shall immediately give Notice by Bank to Customer of its receipt of such Instruction from Broker to Bank and, upon taking any action pursuant to such Instructions, shall immediately give Notice by Bank to Customer of such actions.

          (F) Broker shall transmit any proceeds from the sale of securities in excess of the amount specified in the Notice by Broker to Bank for deposit to the Customer's Custody Account with Bank. Broker shall give consideration to any timely request by Customer with respect to particular securities to be transferred or sold.

     11. Neither Broker nor any person claiming through Broker shall have access to Collateral in any Pledge Accounts established and maintained by Customer other than the Pledge Accounts established and maintained pursuant to this Agreement and only in accordance with the provisions of this Agreement subject to Commodity Exchange Act and the Regulations.

     12. Bank's duties and responsibilities are as set forth in this Agreement. Bank shall act only upon receipt of Instructions from Broker regarding release of Collateral. Bank shall not be liable or responsible for anything done, or omitted to be done by it in good faith and in the absence of negligence or willful misconduct and may rely and shall be protected in acting upon any notice, instruction or other communication received in accordance with the terms of this Agreement which it reasonably believes to be genuine and authorized. As between Customer and Bank, the terms of the Custodian Agreement shall apply with respect to any reasonable losses or liabilities of such parties arising out of matters covered by this Agreement. As between

          Bank and Broker, Broker shall indemnify and hold Bank harmless with regard to any reasonable losses or liabilities of Bank (including counsel fees) imposed on or incurred by Bank (other than as a result of Bank's or Customer's negligence or willful misconduct) arising out of any action or omission of Bank solely in accordance with any notice or instruction of Broker under this Agreement. Bank may hold the securities in the Pledge Accounts in bearer, nominee, book entry, or other form and in any depository or clearing corporation, with or without indicating that the securities are held hereunder~ provided, however, that all securities held in the Pledge Accounts shall be identified on Bank records as subject to this Agreement and shall be in a form that permits transfer without additional authorization or consent of the Customer.

     13. Any and all reasonable expenses of establishing, maintaining1 or terminating the Pledge Account, including without limitation any and all reasonable expenses incurred by Bank in connection with the Pledge Account, shall be borne by Broker, provided, however, that such expenses do not exceed the sum of one thousand dollars per annum. Any amounts in excess of one thousand dollars per annum shall be borne by Customer.

     14. No amendment of this Agreement shall be effective unless in writing and signed by an officer of Broker, either the Treasurer or an Assistant Treasurer of Customer and a Vice President of Bank.

     15. Written communications hereunder shall be transmitted by a facsimile sending device, except as otherwise required hereunder, or hand-delivered or mailed first class, postage prepaid, except that written notice of termination shall be sent by certified mail, addressed:

               (a)  if to Bank, to:

                    Investors Fiduciary Trust Company
                    127 West 10th Street, 11th Floor South
                    Kansas City, Missouri 64105-1716
                    Attention: Craig Both

               (b)  if to Customer, to:

                    The Prudential Series Fund, Inc.
                    51 JFK Parkway, 1St Floor
                    Short Hills, NJ 07078
                    Attention: Associate Manager Operations

               (c)  if to Broker, to:

                    Paine Webber Incorporated
                    181 West Madison, Suite 40100
                    Chicago, IL 60602
                    Attention: Donna Frieri

     16. Except as specifically provided herein, this Agreement does not in any way affect any other agreements entered into among the parties hereto.

     17. My of the parties hereto may terminate this Agreement upon 30 days' written Notice to the other parties hereto; provided, however, that all obligations to Broker arising from this Agreement have been satisfied and that Collateral which has not been released by Broker at or prior to the time of termination shall be transferred to a substitute custodian designated by Customer and acceptable to Broker, subject to any obligation owed by Customer to Broker.

     18. This Agreement shall be construed according to, and the rights and liabilities of the parties hereto shall be governed by the laws of the State of New York and shall be binding on Broker, Bank and Customer and their respective successors and assigns.

     19. It is understood that Bank has no responsibility (i) requiring any cash or securities to be delivered to it or (ii) for determining whether the value of Collateral is sufficient to satisfy any margin requirements of any Exchange.

     20. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement.


DATE: PRUDENTIAL INVESTMENT CORPORATION, on behalf of THE PRUDENTIAL SERIES FUND, INC.


                                      By:  MARK STUMPP
                                          ---------------------------------
                                           TITLE: Senior Managing Director


DATE:                                 PAINE WEBBER INCORPORATED


                                      By:  ILLEGIBLE
                                          ---------------------------------
                                           TITLE: Senior Vice President


DATE:                                 INVESTORS FIDUCIARY TRUST COMPANY


                                      By:  JEAN MEYER
                                          ---------------------------------
                                           TITLE: Vice President

                                   SCHEDULE A


- Conservative Balanced Portfolio
- Flexible Managed Portfolio
- Stock Index Portfolio
- Small Capitalization Stock Portfolio

















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